Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of BGC Partners, Inc. for the registration of 23,481,192 shares of Class A common stock of BGC Partners, Inc. and to the incorporation by reference therein of our report, dated May 23, 2012, with respect to the consolidated financial statements of Grubb & Ellis Company included in BGC Partners, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

January 11, 2016